UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 21, 2008

Echo Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of Incorporation)	000-23017 (Commission File Number)	41-1649949 (I.R.S. Employer Identification No.)

10 Forge Parkway Franklin, Massachusetts (Address of principal executive offices)	02038 (Zip Code)
Registrant’s telephone number, including area code: (508) 553-8850
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On April 21, 2008, the Registrant entered into a Dermatology Product Candidate Right of First Offer Agreement (the “Agreement”) with Cato BioVentures, a North Carolina corporation, pursuant to which Cato BioVentures granted to the Registrant a right of first offer to purchase certain dermatology small molecule drug or protein biologic product candidates or transdermal drug delivery technology of which Cato BioVentures owns or licenses and those owned by a third party for which Cato BioVentures has a right to disclose to the Registrant (“Available Product Candidates”). The Agreement terminates on December 31, 2010 unless the parties mutually agree to extend the term of the Agreement.
     Under the terms of the Agreement, Cato BioVentures must promptly notify the Registrant of an Available Product Candidate and discuss such Available Product Candidate exclusively with the Registrant for a period of at least 90 days. The Registrant must provide notice of its interest in pursuing the Available Product Candidate within such 90 day period or the Registrant will be deemed to have declined its rights to the Available Product Candidate.
     Shawn K. Singh, J.D., the Registrant’s President and member of its Board of Directors, also serves as Chief Operating Officer and Principal of Cato BioVentures. Cato BioVentures and its Chief Executive Officer and Principal, Allen Cato, M.D., Ph D., are significant shareholders of the Registrant. The Registrant has previously entered into a Strategic Master Services Agreement and Strategic Deferred Payment Agreement with Cato Research Ltd., a global contract research and development organization and an affiliate of Cato BioVentures.
     The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is included as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Dermatology Product Candidate Right of First Offer Agreement by and between the Registrant and Cato BioVentures dated as of April 21, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 25, 2008	ECHO THERAPEUTICS, INC.
	By:	/s/ Harry G. Mitchell
Harry G. Mitchell
Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Dermatology Product Candidate Right of First Offer Agreement by and between the Registrant and Cato BioVentures dated as of April 21, 2008.